Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of October 23, 2024 (the “Effective Date”), is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, Elliott International, L.P., a Cayman Islands limited partnership, and The Liverpool Limited Partnership, a Bermuda limited partnership (each, an “Elliott Party,” and collectively, the “Elliott Parties”), and Southwest Airlines Co., a Texas corporation (the “Company”).

WHEREAS, on October 14, 2024, Elliott Associates, L.P., Elliott International, L.P. and The Liverpool Limited Partnership delivered a letter to the Company requesting that a special meeting of the Company’s shareholders (the “Special Meeting”) be called to, among other things, repeal certain by-law amendments (if any), remove certain members of the Company’s Board of Directors (the “Board”), and elect certain candidates to the Board (the “Notice”);

WHEREAS, the Company and the Elliott Parties have engaged in certain discussions concerning the Company;

WHEREAS, the Company and the Elliott Parties desire to enter into an agreement regarding the appointment of certain new independent directors to the Board and certain other matters, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Company and an Affiliate of the Elliott Parties are entering into an information sharing agreement (the “Information Sharing Agreement”) to enable the Company to share confidential information regarding certain upcoming Company announcements and other confidential information relating to the Company.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Elliott Parties and the Company agree as follows:

1. Board of Directors.

(a) Board Composition. Within one business day (as defined below) following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to set the size of the Board at 15 directors and appoint David Cush, Sarah Feinberg, David Grissen, Gregg Saretsky and Patricia Watson (collectively, the “New Directors”) as members of the Board, effective 11:59 p.m., Central Time, on November 1, 2024, each with an initial term expiring at the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). In addition to the changes to the composition of the Board announced in the Press Release (as defined below), two incumbent directors as of the Effective Date will not stand for re-election to the Board at the 2025 Annual Meeting.

(b) New Director Agreements, Arrangements and Understandings. Each of the Elliott Parties represents, warrants, and agrees that, except for the Engagement and Indemnification Agreements, which shall be terminated in accordance with the terms hereof, neither it nor any of its Affiliates (as defined below) (i) has paid or will pay any compensation to any of the New Directors in connection with such person’s service on the Board or any committee thereof, or (ii) has or will have any agreement, arrangement or understanding, written or oral, with any of the New Directors regarding such person’s service on the Board or any committee thereof.

(c) Replacement New Directors. If any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the expiration of the Cooperation Period (as defined below), and at such time the Elliott Parties beneficially own a “net long position” of, or have aggregate net-long economic exposure to, at least 3.0% of the then-outstanding Common Stock (as defined below) (the “Minimum Ownership Threshold”), the Company and the Elliott Parties shall cooperate in good faith to select, and the Company shall appoint, as promptly as practicable, a substitute Qualified Director (as defined below) mutually agreeable to the Company and the Elliott Parties (such person, a “Replacement New Director” and such appointment with respect to any Replacement New Director, the “Replacement”), to serve as a director of the Company for the remainder of the applicable New Director’s term. Effective upon any Replacement, such Replacement New Director will be considered a New Director for all purposes of this Agreement.

(d) Nomination.

(i) Subject to Section 1(e) and Section 1(f), the Company agrees that the Board shall (i) include the New Directors, together with the other persons recommended by the Board, in the Company’s slate of nominees for election as a director at the 2025 Annual Meeting in accordance with this Section 1(d), with a term expiring at the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”);

(ii) The Board will recommend that the shareholders of the Company vote to elect such New Directors as a director of the Company at the 2025 Annual Meeting; and

(iii) The Company will use its commercially reasonable efforts (which will include the solicitation of proxies) to obtain the election of such New Directors at the 2025 Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2025 Annual Meeting).

(e) Replacement New Director Information. As a condition to any Replacement New Director’s appointment to the Board, such person shall have promptly provided to the Company: (i) any consents and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires, other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such person is elected at any annual meeting of shareholders of the Company, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company and its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, qualification, independence, and other criteria applicable to directors or satisfying compliance and legal obligations and (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-employee directors of the Company (including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-employee directors of the Company, including an executed consent to such background check) and the execution of any documents required by the Company of non-employee directors of the Company to assure compliance with Company Policies (as defined below).

(f) Company Policies. The parties acknowledge that each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of the Company. The Company agrees and acknowledges that no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the Elliott Parties or their Representatives (as defined below), subject to such director’s observance of standard confidentiality obligations and fiduciary duties to the Company and policies governing disclosure of select material nonpublic information.

(g) Board Size. The Company agrees that (i) from the director appointments set forth in Section 1(a) and in the Press Release until the 2025 Annual Meeting, the size of the Board shall be no greater than 15 members and (ii) from the conclusion of the 2025 Annual Meeting until the expiration of the Cooperation Period, the size of the Board shall be no greater than 13 members.

(h) Committees.

(i) As soon as reasonably practicable following the appointment of the New Directors, the Board shall take all action necessary to appoint to each committee of the Board a number of New Directors such that the number of New Directors on each committee equals at least one-third of the total number of members on each committee (any such appointment, a “Committee Appointment”). If any New Director is unable or unwilling to serve as a member of the committee to which such person has been appointed pursuant to the Committee Appointments, resigns as, is removed as or ceases to be a member for any other reason prior to the expiration of the Cooperation Period, and at such time the Elliott Parties satisfy the Minimum Ownership Threshold, the Elliott Parties and the Company shall cooperate in good faith to select, and the Company shall appoint, as promptly as practicable, another New Director serving on the Board at the time of such selection (including any Replacement New Director appointed pursuant to Section 1(c)) mutually agreeable to the Company and the Elliott Parties to serve on any such committee as a replacement for such member.

(ii) As soon as reasonably practicable following the appointment of the New Directors, the Board shall appoint Gregg Saretsky as Chair of the Finance Committee and make such other appointments as necessary to reflect the composition specified in the Finance Committee Charter (as defined below).

(iii) The Board shall take all action necessary to amend the charter of the Finance Committee (the “Finance Committee Charter”) such that the Finance Committee Charter shall be in the form attached to this Agreement as Exhibit B. The Finance Committee Charter shall not be modified prior to the expiration of the Cooperation Period, except with the written consent of the Elliott Parties (such consent not to be unreasonably withheld, conditioned or delayed).

(i) Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2 and Section 3) by any Elliott Party upon five business days’ (as defined below) written notice by the Company to the Elliott Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2. Withdrawal of Proxy Contest and Related Matters; Termination of Rights Plan.

(a) Concurrently with and effective upon the execution of this Agreement, the Elliott Parties shall irrevocably withdraw or cause the irrevocable withdrawal of the Notice (with this Agreement deemed to evidence such withdrawal) and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and shall not take any further action in connection with the solicitation of proxies in connection with the Notice (other than in connection with such withdrawal or Section 4 hereof) or the Special Meeting.

(b) No later than two business days after the Effective Date, the Elliott Parties shall take all necessary actions to withdraw any demand or request for a copy of the Company’s list of shareholders or its other books and records pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provision of Texas providing for shareholder access to books and records (including lists of shareholders) of the Company, including the demand to the Company, dated August 19, 2024, to inspect certain books, records and documents of the Company pursuant to Section 21.218 of the Texas Business Organizations Code (the “TBOC”) (with this Agreement deemed to evidence such withdrawal).

(c) Concurrently with the execution of this Agreement, the Elliott Parties shall take all necessary actions to terminate all Engagement and Indemnification Agreements.

(d) No later than two business days after the Effective Date, the Company shall take all necessary actions to terminate that certain Rights Agreement, dated as of July 2, 2024, by and between Southwest Airlines Co. and Equiniti Trust Company, LLC, effective immediately.

3. Cooperation.

(a) Non-Disparagement. Each of the Elliott Parties and the Company agrees that, from the execution of this Agreement until the earlier of (x) the date that is 30 calendar days prior to the notice deadline under the Bylaws (as defined below) for the nomination of non-proxy access director candidates for election to the Board at the 2026 Annual Meeting and (y) February 14, 2026 (such period, the “Cooperation Period”), the Company and each Elliott Party shall refrain from making, and shall cause its respective Covered Persons not to make or cause to be made, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by any of the Elliott Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the Elliott Parties and their respective Affiliates or any of their respective current or former Covered Persons, in each case including: (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (w) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (x) apply to any private communications among the Elliott Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), (y) apply to any private communications among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), or (z) apply to any private communications between any of the persons listed in (x) on the one hand and (y) on the other hand.

(b) Voting. During the Cooperation Period, each Elliott Party will cause all of the Common Stock that such Elliott Party or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct be voted), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournment or postponement thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the shareholders of the Company in lieu of a meeting: (i) in favor of each director nominated and recommended by the Board for election at the 2025 Annual Meeting or, if applicable, any other meeting or action by written consent of shareholders of the Company held during the Cooperation Period, (ii) against any shareholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of shareholder action; provided, however, that the Elliott Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below); provided, further, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Elliott Parties and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c) Standstill. During the Cooperation Period, each Elliott Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the Elliott Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:

(i) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Elliott Parties (together with their Affiliates) having beneficial ownership of more than 12.49% of the Common Stock outstanding at such time, or aggregate economic exposure to more than 14.9% of the Common Stock outstanding at such time;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders or act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any shareholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of shareholders of the Company; provided that nothing in this Agreement will prevent the Elliott Parties or their Affiliates from taking actions in furtherance of identifying any Replacement New Director pursuant to Section 1(c), as applicable;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 21.218 of the TBOC or any other statutory or regulatory provisions providing for shareholder access to books and records;

(iv) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, sale or other disposition of all or substantially all of the Company’s assets or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company);

(vi) make any public proposal with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management, governance or corporate structure, (D) any waiver, amendment or modification to the Company’s Restated Certificate of Formation, as amended from time to time, or Bylaws, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(viii) form, join or act in concert with any “group,” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;

(ix) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;

(x) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a “net long position” in the Company;

(xi) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 3(c); or

(xiv) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal.

The restrictions in this Section 3(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including a failure to appoint the New Directors to the Board in accordance with Section 1(a) or to issue the Press Release in accordance with Section 4) upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company; (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets (excluding, for the avoidance of doubt, acquisitions of equipment or facilities in ordinary course business operations) having an aggregate value exceeding 25% of the market capitalization of the Company during the Cooperation Period or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the Common Stock (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and (C) the commencement of any tender or exchange offer (by any person or group other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 3(c)) will prohibit or restrict any of the Restricted Persons from (I) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party that is party to such Extraordinary Transaction, (II) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (III) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (V) providing its views privately to the Board or the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences) regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

4. Public Announcements. Not later than 9:00 a.m., Eastern Time, on October 24, 2024, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Elliott Parties shall promptly, but in no case prior to the issuance of the Press Release or the filing of the Form 8-K with the SEC, file an amendment to the Schedule 13D (the “13D Amendment”) with respect to the Company originally filed by Elliott Investment Management L.P. and the other filing persons thereof with the SEC on August 5, 2024, reporting the entry into this Agreement, including a copy of this Agreement and amending, restating, supplementing or otherwise modifying all applicable items to conform to its obligations hereunder. The Form 8-K and the 13D Amendment shall each be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and the Elliott Parties. The Company shall provide the Elliott Parties and their Representatives with a copy of the Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Elliott Parties and their Representatives. The Elliott Parties shall provide the Company and its Representatives with a copy of the 13D Amendment prior to its filing with the SEC and shall consider any timely comments of the Company and its Representatives. Neither of the Company or any of its Affiliates nor the Elliott Parties or any of their respective Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

5. Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Elliott Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound.

7. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of one or more of the Elliott Parties or their Affiliates (unless such portfolio operating company is acting at the direction of the Elliott Parties or any of their Affiliates to engage in conduct that is prohibited by this Agreement);

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of Dallas is closed;

(d) the term “Bylaws” shall mean the Company’s Fourth Amended and Restated Bylaws (as amended or restated from time to time);

(e) the term “Common Stock” means the Company’s Common Stock, par value $1.00 per share;

(f) the term “Confidentiality Agreement” means that certain letter agreement, dated as of October 20, 2024, by and between the Company and Elliott Investment Management L.P.;

(g) the term “Covered Persons” shall mean, (x) in the case of the Elliott Parties, each Elliott Party’s controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers, employees and other Representatives to the extent such Representatives are acting at any Elliott Party’s (or any of their respective Affiliates’) direction or on any Elliott Party’s (or any of their respective Affiliates’) behalf, and (y) in the case of the Company, the Company’s Affiliates and its and their respective principals, directors, members, officers and other Representatives to the extent such Representatives are acting at the Company’s (or its Affiliates’) direction or on the Company’s (or its Affiliates’) behalf.

(h) the term “Engagement and Indemnification Agreements” means those certain Engagement and Indemnification Agreements with respect to the Company, entered into between Elliott Associates, L.P. and Elliott International, L.P., on the one hand, and each of the New Directors, on the other hand, the form of which is attached to Amendment No. 1 to the Schedule 13D, filed on August 13, 2024 by Elliott Investment Management L.P. and the other filing persons thereof;

(i) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(j) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(k) the term “Qualified Director” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors and (ii) unless the Company otherwise consents, (A) is not an employee, officer, director, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (B) is not a limited partner, member, or other investor in any Elliott Party or any Affiliate of an Elliott Party (unless such investment has been disclosed to the Company), and (C) does not have any agreement, arrangement, or understanding, written or oral, with any Elliott Party or any Affiliate of an Elliott Party regarding such person’s service as a director of the Company;

(l) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(m) the term “SEC” means the U.S. Securities and Exchange Commission;

(n) the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(o) the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as it pertains to any obligations of the Elliott Parties or any Restricted Persons hereunder (including under Section 3(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities or other interests of the Company.

8. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 8:

if to the Company:

Southwest Airlines Co.

2702 Love Field Drive

P.O. Box 36611

HDQ/HDK-4GC

Dallas, Texas 75235

Attention:   Jeff Novota, VP General Counsel & Corporate Secretary

     Jason Shyung, Director, Assistant General Counsel

Email:      jeff.novota@wnco.com / Jason.Shyung@wnco.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:   Shaun J. Mathew, P.C., Daniel E. Wolf, P.C., Edward J. Lee, P.C. and Evan Johnson

Email:	shaun.mathew@kirkland.com / daniel.wolf@kirkland.com / edward.lee@kirkland.com / evan.johnson@kirkland.com

and

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention:   Robert L. Kimball

Email:     rkimball@velaw.com

Vinson & Elkins L.L.P.

1114 Sixth Avenue, 32nd Floor

New York, New York 10036

Attention:   Lawrence Elbaum and Patrick Gadson

Email:     lelbaum@velaw.com / pgadson@velaw.com

if to the Elliott Parties:

c/o Elliott Investment Management L.P.

360 S. Rosemary Avenue, 18th Floor

West Palm Beach, Florida 33401

Attention:   John Pike, Bobby Xu and Scott Grinsell

Email:     jpike@elliottmgmt.com / bxu@elliottmgmt.com / sgrinsell@elliottmgmt.com with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:   Steve Wolosky, Kenneth Mantel and Rebecca Van Derlaske

Email:     swolosky@olshanlaw.com / kmantel@olshanlaw.com / rvanderlaske@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 8 to the other party, provide updated information for notices hereunder.

9. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

10. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) The Company and each Elliott Party (i) irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal and state courts of the State of Texas and the appellate courts thereof for any action, suit, or proceeding (whether in contract, tort or otherwise) arising out of or relating to this letter agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this letter agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(c) Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

11. Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7 to 17 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

13. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

14. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

15. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Entire Understanding; Amendment. This Agreement, the Confidentiality Agreement and the Information Sharing Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement, the Confidentiality Agreement and the Information Sharing Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.

17. Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “Affiliate,” “Representative,” “Restricted Person” and “Covered Person” shall each include any person who becomes an Affiliate, Representative, Restricted Person or Covered Person, respectively, subsequent to the date of this agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

THE LIVERPOOL LIMITED PARTNERSHIP

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

*  *  *  *

[Signature Page to Cooperation Agreement]

SOUTHWEST AIRLINES CO.

By:	/s/ Jeff Novota
Name:	Jeff Novota
Title:	Vice President General Counsel & Corporate Secretary

[Signature Page to Cooperation Agreement]

Exhibit A

Form of Press Release

[See attached]

SOUTHWEST AIRLINES ANNOUNCES APPOINTMENT OF SIX NEW

INDEPENDENT DIRECTORS

Reconstituted Board to Select a New Independent Chair

Gregg Saretsky to Chair Refreshed Finance Committee

Company Enters Into Cooperation and Information Sharing Agreements with Elliott

DALLAS October 24, 2024 – Southwest Airlines Co. (NYSE: LUV) (“Southwest” or the “Company”) today announced the appointments of David Cush, Sarah Feinberg, Dave Grissen, Gregg Saretsky and Patricia Watson as independent directors of the Board in connection with Cooperation and Information Sharing Agreements (the “Agreements”) reached with Elliott Investment Management L.P. (together with its affiliates, “Elliott”). In addition, Pierre Breber, former CFO of Chevron, has also been appointed to the Board of Directors. These appointments are effective as of November 1, 2024.

Executive Chairman Gary Kelly will accelerate his retirement, which – along with the previously announced retirements of six other Southwest Directors – will go into effect on November 1, 2024. Following his departure from the Board and related responsibilities, Kelly will assume the title of Chairman Emeritus. The newly reconstituted Board will appoint a new independent Chairman. The Board will be reduced to 13 members as of Southwest’s 2025 Annual Shareholder Meeting. As previously announced, the Board has refreshed its Finance Committee, which is responsible for assisting in the Board’s oversight of the Company’s operational and strategic plans. Saretsky, Cush and three additional Directors to be appointed by the reconstituted Board will serve on the Finance Committee, with Saretsky serving as Chair.

Kelly said, “We are pleased to have reached a collaborative resolution with Elliott, continuing our Board refreshment with the addition of new directors who bring complementary skills and experience. I am confident this Board will continue to hold the leadership team accountable for executing its transformational plan and delivering financial performance. It has been the honor of my lifetime to work with our People and serve our Customers in making Southwest the leader it is today. I believe Southwest’s best days lie ahead under the vision and leadership of Bob Jordan and the oversight of this reconstituted Board.”

Rakesh Gangwal, Southwest Airlines Director, said, “On behalf of the Board, I want to thank Gary for his countless contributions to Southwest throughout his career. He leaves an indelible mark on Southwest as a pioneer of the Company’s growth into the largest domestic carrier with an industry leading network, reputation, balance sheet and a bright future. I also want to thank David Biegler, Veronica Biggins, Senator Roy Blunt, Dr. William Cunningham, Dr. Thomas Gilligan and Jill Soltau for their service and meaningful contributions in the boardroom. Our critical priority as a newly constituted Board is to coalesce as a functional body for the benefit of Southwest Airlines and work closely with Bob Jordan to preserve the Company’s unique business model and Culture, while driving growth and returning the carrier to superior financial performance.”

Elliott Partner John Pike and Portfolio Manager Bobby Xu said, “We are pleased to have come to an agreement with Southwest on the addition of six new directors that will enhance and revitalize its Board. They are all highly qualified and will bring diverse skills and backgrounds to the task of overseeing

Southwest under the leadership of a new Board Chairman. We believe the strategic changes Southwest has announced since we commenced our engagement, together with the new independent directors and governance improvements, will position the Company to enhance business performance, drive operational execution and evaluate additional changes to create long-term shareholder value. We are grateful to Southwest’s shareholders, labor groups, and leadership for their constructive engagement, and we look forward to a strengthened Southwest delivering on its full potential.”

As part of this process and to facilitate collaboration, Southwest has entered into a Cooperation Agreement under which Elliott has agreed to standstill, voting, confidentiality, and other provisions, and an Information Sharing Agreement to enable Southwest to share confidential information regarding upcoming Company announcements and other matters. Elliott has informed the Company that it withdrew its request to call a Special Meeting of Shareholders and no longer intends to nominate candidates to stand for election to the Southwest Airlines Board. The Cooperation Agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Pierre Breber, the former Vice President and Chief Financial Officer of Chevron, brings significant financial expertise to the Board. Breber built a more than 30-year career at Chevron, starting as a financial analyst in 1989. During his tenure as CFO, Breber boosted investor confidence in energy and maintained Chevron’s sector-leading valuation and reputation by instilling capital discipline and championing a lower carbon strategy. Breber previously held several senior executive roles in finance and operations across Chevron’s global business units. Breber is a board member of PACCAR and is nominated as a new director for election with Clorox. Breber is a member of the Johnson Advisory Council at Cornell University and previously was chair of the Board of Directors of the United Way Bay Area and a Board member of the Thurgood Marshall College Fund. Breber earned a bachelor’s and a master’s degree in mechanical engineering from UC Berkeley, and an MBA from Cornell University.

David Cush has over 30 years of aviation experience, most recently serving as CEO of Virgin America. Joining just after the airline’s inaugural flight, he led Virgin America through the turmoil of the financial crisis and a subsequent period of rapid growth. Cush led Virgin America to realize its first annual profit, oversaw its successful initial public offering and ultimately negotiated the airline’s acquisition by Alaska Airlines. Prior to joining Virgin America, Cush held a number of positions at American Airlines during his 20 years with the airlines, including Senior Vice President of Global Sales and Distribution, Vice President of International Planning and Alliances and various other roles in Finance and Operations. Cush earned a Bachelor of Science in Psychology, and Bachelor of Fine Arts in Broadcast/Film and an MBA, all from Southern Methodist University.

Sarah Feinberg, former Administrator at the Federal Railroad Administration, Chief of Staff to the U.S. Secretary of Transportation and Interim President and CEO of the New York City Transit Authority, brings a wealth of experience as a transportation and safety regulator, which will help support Southwest’s commitment to ensuring the safety of the Company’s Employees and Customers. As Administrator at the Federal Railroad Administration, the sole safety regulator for the US passenger and freight rail system, Feinberg focused on enhancing the safety of the rail network after a series of accidents. During her tenure, Feinberg also aggressively enforced safety regulations and oversaw billions of dollars in investments to improve the safety of the rail system. As Chief of Staff to the U.S. Secretary of Transportation, Feinberg oversaw and advised on a broad range of initiatives across the aviation and broader transportation sector. As President of New York City Transit, Feinberg led a 50k employee workforce and the largest transit system in North America. Feinberg earned a bachelor’s degree in American government and politics from Washington and Lee University.

Dave Grissen, former Group President of Marriott International, is a seasoned hospitality executive with extensive experience leading a global franchise and growing a storied brand. As Group President, Grissen led all functions for Marriott’s brands in the Americas and for the Ritz Carlton and EDITION brands globally, including strategy, revenue management, sales and marketing, operations, food and beverage, technology, development and human resources. Grissen managed hotels representing approximately two-thirds of Marriott’s fee revenue, a workforce of 160,000 people and a successful growth strategy that resulted in Marriott’s Americas organization nearly doubling from 2,928 hotels to 5,640 hotels plus 1,800 pipeline hotels under his leadership. Grissen also currently serves as the Chairman of Regis and is on the Board of Chatham Lodging Trust. He holds a bachelor’s degree in business administration from Michigan State University and a master’s degree in finance from Loyola University in Chicago.

Gregg Saretsky, former CEO of WestJet, brings 40 years of aviation leadership experience and industry knowledge. At WestJet, Saretsky led the evolution of the airline from providing a one-dimensional product offering to having a modern commercial strategy, generating a total shareholder return of more than 100% during his eight-year tenure as CEO. Prior to WestJet, Saretsky served in a number of senior-level commercial and operational roles at Alaska Airlines, including Executive Vice President of Flight Operations & Marketing. Saretsky is also a current director of IndiGo and RECARO Aircraft Seating. He earned a bachelor’s degree in microbiology and immunology and an MBA from The University of British Columbia.

Patricia Watson has served as Chief Information and Technology Officer at NCR Atleos since October 2023. She is an experienced technology executive with a track record of developing modernization plans and overseeing IT transformations at large, complex financial services and transportation/logistics companies. Over the course of her career, she has also served as Executive Vice President and Chief Information Officer of NCR, Total Systems Services and The Brink’s Company, the President of Cloud Collaboration at Intrado and in various senior technology roles at Bank of America. Watson is a Director at Rockwell Automation, and previously served on the Boards of USAA Federal Savings Bank and Texas Capital Bancshares. Prior to her corporate career, Watson spent ten years in the United States Air Force as executive staff officer, flight commander, and director of operations. She holds a bachelor’s degree in mathematics from St. Mary’s College in Notre Dame, Indiana, and an MBA from the University of Dayton, and is the spouse of a captain who has flown for Southwest for 24 years.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s plans and expectations with respect to its Board of Directors; (ii) the Company’s plans and expectations with respect to its future financial performance, including improved profitability, financial prosperity, and added shareholder value; and (iii) the Company’s expectations with respect to growth. These forward-looking statements are based on the Company’s current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company’s control, on consumer behavior and the Company’s results of operations and business decisions, plans, strategies, and results; (ii) the Company’s ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management and assigned and premium seating; (iii) the cost and effects of the actions of activist shareholders; (iv) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (v) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company’s fuel hedging strategies and positions, on the Company’s business plans and results of operations; (vi) the Company’s dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company’s aircraft deliveries, Boeing MAX 7 aircraft certifications, fleet and capacity plans, operations, maintenance, strategies, and goals; (vii) the Company’s dependence on the Federal Aviation Administration with respect to safety approvals for the new cabin layout and the certification of the Boeing MAX 7 aircraft; (viii) the Company’s dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, operational reliability, fuel supply, maintenance, Global Distribution Systems, environmental sustainability, and the impact on the Company’s operations and results of operations of any third party delays or nonperformance; (ix) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (x) the impact of labor matters on the Company’s business decisions, plans, strategies, and results; (xi) the impact of governmental regulations and other governmental actions on the Company’s business plans, results, and operations; (xii) the Company’s dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees with appropriate skills and expertise to effectively and efficiently maintain its operations and execute the Company’s plans, strategies, and initiatives; (xiii) the emergence of additional costs or effects associated with the cancelled flights in December 2022, including litigation, government investigation and actions, and internal actions; and (xiv) other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.

About Southwest Airlines Co.

Southwest Airlines Co. operates one of the world’s most admired and awarded airlines, offering its one-of-a-kind value and Hospitality at 117 airports across 11 countries. Southwest took flight in 1971 to democratize the sky through friendly, reliable, and low-cost air travel and now carries more air travelers flying nonstop within the United States than any other airline1. Based in Dallas and famous for an Employee-first corporate Culture, Southwest maintains an unprecedented record of no involuntary furloughs or layoffs in its history. By empowering its more than 73,0002 People to deliver unparalleled Hospitality, the maverick airline cherishes a passionate loyalty among more than 137 million Customers carried in 2023. That formula for success has brought industry-leading prosperity and 47 consecutive years3 of profitability for Southwest Shareholders (NYSE: LUV). Southwest leverages a unique legacy and mission to serve communities around the world including harnessing the power of its People and Purpose to put communities at the Heart of its success. Learn more by visiting Southwest.com/citizenship. As the airline with Heart, Southwest has set a goal to work toward achieving net zero carbon emissions by 20504. Southwest has also set near-term targets and a three-pillar strategy to achieve its environmental goals. Learn more by visiting Southwest.com/planet.

[1]	Based on U.S. Dept. of Transportation quarterly Airline Origin & Destination Survey since Q1 2021

[2]	Fulltime-equivalent active Employees

[3]	1973-2019 annual profitability

[4]

Southwest’s net zero by 2050 goal includes Scope 1, Scope 2, and Scope 3 Category 3 emissions only and excludes any emissions associated with non-fuel products and services, such as inflight service items.

Exhibit B

Finance Committee Charter

Finance Committee Charter

I. Purpose

The purpose of the Finance Committee (the “Committee”) of the Board of Directors (the “Board”) of Southwest Airlines Co. (the “Company”) is to assist the Board in oversight of the Company’s (i) financial, operational, and business strategies and opportunities, including identifying potential revenue, cost and operational improvements and strategic opportunities to maximize the long-term value and financial performance of the Company, (ii) financial plans and targets, budgets, and cash management activities, (iii) financial and economic risks, (iv) major transactions, including mergers, acquisitions, dispositions, or financing transactions, and (v) capital structure and capital allocation plans and priorities. In addition, the Committee shall have the powers, authority, duties, and responsibilities described below.

II. Membership

The Committee shall consist of five members of the Board, including David Cush and Gregg Saretsky. The members of the Committee shall be appointed, removed, or replaced by the Board, and any vacancies on the Committee shall be filled by the Board in accordance with any applicable requirements of the Company’s Bylaws and taking into account recommendations from the Nominating and Corporate Governance Committee, and subject to the Cooperation Agreement, entered into among the Company and Elliott Investment Management L.P., Elliott Associates, L.P. and Elliott International, L.P, dated as of October 23, 2024 (the “Cooperation Agreement”).

III. Operations

The chairperson of the Committee (“Chair”) shall be Mr. Saretsky. The Committee shall meet as often as the Committee, the Board, or the Chair of the Committee may deem necessary or appropriate for the Committee to fulfill its responsibilities. The Chair of the Committee shall preside over Committee meetings at which the Chair is present and prepare agenda and other materials in accordance with the Company’s Corporate Governance Guidelines. The Committee shall also meet periodically in executive sessions without the presence of management. The Committee shall maintain minutes of its meetings, report on its activities to the full Board, and make recommendations to the Board as appropriate.

A majority of the members of the Committee shall represent a quorum of the Committee and, if a quorum is present, any action approved by at least a majority of the members of the Committee shall represent valid action of the Committee.

B-1

IV. Authority and Responsibilities

The Committee shall have the powers, authority, duties and responsibilities to:

1.

Review and evaluate the Company’s financial, operational, and business plans and objectives, potential commercial and cost initiatives, growth and other strategic opportunities, capital structure, capital expenditure and fleet plans, capital allocation plans and priorities, hedging programs (including fuel hedging), dividend policy and financing requirements and objectives;

2.	Periodically evaluate the Company’s performance relative to its financial, operational, and business plans and objectives, and review with management any shortfalls or risks therein;

3.	Review and evaluate competitive benchmarking and the Company’s performance relative to benchmarks;

4.	Review and recommend to the Board, as appropriate, the Company’s material financial, capital allocation and cash management policies and activities;

5.

Review and recommend to the Board (a) proposed mergers, consolidations or other strategic transactions, (b) significant acquisitions, sales, leases, dispositions or exchanges of the Company’s property or assets, and (c) significant financial undertakings and financing transactions;

6.	Review and recommend to the Board strategic and operational initiatives and opportunities to improve performance relative to plans and objectives and to address shortfalls in execution;

7.	Review and recommend to the Board proposed issuances, repurchases, or redemptions of the Company’s securities;

8.	Access Company personnel, books, records, facilities and other informational sources, as determined necessary by the Committee to carry out its duties;

9.

Engage independent counsel, financial advisers, operational consultants and other advisers, and obtain the assistance of management of the Company, as determined necessary by the Committee to carry out its duties;

10.	Annually review and reassess the performance of this Committee;

11.	Annually review the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

12.	Perform such additional functions as may from time to time be assigned to the Committee by the Board.

While the Committee has the powers, authority, duties, and responsibilities set forth in this Charter, the role of the Committee is to assist the Board in its oversight responsibilities with management holding responsibility for implementing, managing, and maintaining the Company’s financial performance, policies, and procedures. The Committee’s powers, authority, duties, and responsibilities shall not extend to any areas over which the Board has specifically delegated authority or responsibility to its Audit Committee in its Charter as adopted by the Board on September 3, 2024. Unless directed by the full Board, it is not the Committee’s responsibility to conduct investigations. In addition, it is not the Committee’s responsibility to ensure that the Company complies with specific legal requirements or the Company’s policies.

B-2

Each member of the Committee will be entitled to rely, to the fullest extent permitted by law, upon the integrity of those persons or organizations within and outside the Company from whom it receives information and the accuracy of the information.

The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

Notwithstanding anything to the contrary herein, matters relating to the appointment and removal of directors from the Committee, amendments to this Charter, and certain other matters, are subject to the terms and provisions of the Cooperation Agreement.

As adopted by the Board of Directors of Southwest Airlines Co. on October 23, 2024.

B-3